UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 26, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events
Item 8.01 Other Events
As previously disclosed, on February 11, 2005, PPL Electric Utilities Corporation (“PPL Electric”) filed a petition with the Pennsylvania Public Utility Commission (“PUC”) for authority to defer and amortize for regulatory accounting and financial reporting purposes its actual cost incurred as a result of the severe ice storms that hit its service territory in January 2005, excluding capitalized costs and regular payroll expenses. PPL Electric’s actual total cost of restoring service after the ice storms, net of capitalized costs and regular payroll expenses, was approximately $16 million (or approximately $0.02 per share for PPL Corporation, PPL Electric’s parent company).

On August 26, 2005, the PUC issued an order granting PPL Electric’s petition subject to certain conditions, including: (i) the PUC’s authorization of deferred accounting is not an assurance of future rate recovery of the storm costs, (ii) PPL Electric must request recovery of the deferred storm costs in its next distribution base rate case, and (iii) PPL Electric must begin immediately to expense the deferred storm costs on a ten-year amortization schedule for regulatory accounting and reporting purposes. PPL Electric currently is analyzing the appropriate amount, if any, of the previously-recorded storm costs to be reversed in the third quarter of 2005 under generally accepted accounting principles.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Paul A. Farr Paul A. Farr Senior Vice President-Financial and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ Paul A. Farr Paul A. Farr Senior Vice President-Financial and Controller

Dated: August 30, 2005